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                                                                      Exhibit 12

                        Horace Mann Educators Corporation
                Computation of Ratio of Earnings to Fixed Charges
        For the Years Ended December 31, 2003, 2002, 2001, 2000 and 1999
                              (Dollars in millions)

                                                           Year Ended December 31,
                                        --------------------------------------------------------------
                                           2003         2002         2001         2000         1999
                                        ----------   ----------   ----------   ----------   ----------
Income before income taxes...........   $     19.2   $      7.7   $     28.3   $      9.7   $     93.4
Interest expense.....................          6.3          8.5          9.3         10.2          9.7
                                        ----------   ----------   ----------   ----------   ----------
   Earnings..........................   $     25.5   $     16.2   $     37.6   $     19.9   $    103.1
                                        ==========   ==========   ==========   ==========   ==========
Fixed charges - interest expense.....   $      6.3   $      8.5   $      9.3   $     10.2   $      9.7
Ratio of earnings to fixed charges...          4.0x         1.9x         4.0x         2.0x        10.6x
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